Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS
AND UPDATES 2016 EARNINGS GUIDANCE RANGE

Highlights

•	Net sales growth of 8% with base business net sales growth of 6% for the quarter

•	Operating income growth of 10% for the quarter, 19% year to date

•	Q2 2016 diluted EPS increased 13% to $1.98 with year to date diluted EPS up 21% to $2.35

•	Updated 2016 earnings guidance range to $3.30 - $3.45 per diluted share
______________________

COVINGTON, LA. (July 21, 2016) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the second quarter of 2016 and the six months ended June 30, 2016.
“Our second quarter 2016 results modestly exceeded expectations with May and June sales each surpassing $300.0 million, a first in our company’s history. It is especially noteworthy, that in the height of the season, when our customers are relying on distribution the most, we believe we become their best resource. We work diligently to make sure we are stocking what our customers need, when and where they need it, while ensuring inventory integrity and timely replenishment. Our ability to provide exceptional service, coupled with our commitment to invest in helping our customers grow and succeed, reinforces our unique value proposition in the marketplace,” said Manuel Perez de la Mesa, President and CEO.
Net sales for the second quarter of 2016 increased 8% to a record $918.9 million compared to $851.9 million in the second quarter of 2015, with base business sales up 6% for the period. Our sales continue to benefit from stronger consumer discretionary spending as evidenced by our increase in sales of building materials and pool equipment, as consumers continue to invest in enhancing their outdoor living spaces. Overall, quarter over quarter weather comparisons were neutral.
Gross profit for the second quarter of 2016 increased 9% to a record $270.7 million from $248.3 million in the same period of 2015. Base business gross profit improved 7% over the second quarter of last year. Gross profit as a percentage of net sales (gross margin) increased almost 40 basis points to 29.5% compared to the second quarter of 2015, mostly reflecting improvements in our supply chain management.
Selling and administrative expenses (operating expenses) increased 8% to $128.3 million in the second quarter of 2016 compared to the second quarter of 2015, with base business operating expenses up 6% over the comparable 2015 period. These increases were due primarily to higher performance-based compensation recognized based on results through the second quarter compared to the same period last year, as well as higher volume-driven labor and freight expenses.
Operating income for the second quarter increased 10% to a record $142.4 million compared to the same period in 2015. Operating income as a percentage of net sales (operating margin) was 15.5% for the second quarter of 2016 compared to 15.2% in the second quarter of 2015.
Net income attributable to Pool Corporation increased 10% to a record $85.4 million in the second quarter of 2016, compared to $77.9 million for the second quarter of 2015. Earnings per share increased to a record $1.98 per diluted share for the three months ended June 30, 2016 versus $1.75 per diluted share for the comparable period in 2015.
Net sales for the six months ended June 30, 2016 increased 10% to a record $1,434.1 million from $1,302.3 million in the comparable 2015 period, with much of this growth coming from the 9% improvement in base business sales. Gross margin improved approximately 30 basis points to 28.9% in the first half of 2016 compared to the same period last year.

Operating expenses increased 6% compared to the first half of 2015, with base business operating expenses up 4%. Operating income for the first six months of 2016 increased 19% to $172.0 million compared to $144.7 million in the same period last year.
Earnings per share for the first six months of 2016 increased 21% to a record $2.35 per diluted share on Net income attributable to Pool Corporation of $101.8 million, compared to $1.94 per diluted share on Net income attributable to Pool Corporation of $86.3 million in the comparable 2015 period.
On the balance sheet, total net receivables increased 10% while inventory levels grew 4% compared to June 30, 2015. Total debt outstanding at June 30, 2016 was $500.6 million, a $7.0 million increase over total debt at June 30, 2015.
Cash used in operations was $13.8 million for the first six months of 2016 compared to $56.6 million for the first six months of 2015. The improvement in cash used in operations is primarily related to our net income growth and the deferral of our second quarter estimated tax payments as allowed for areas affected by severe storms and flooding in Louisiana. Adjusted EBITDA (as defined in the addendum to this release) was $150.3 million and $135.9 million for the second quarters of 2016 and 2015, respectively, and $186.9 million and $157.5 million for the six months ended June 30, 2016 and June 30, 2015, respectively.
“Factoring in our early second quarter acquisition and modestly better than expected second quarter base business sales, we are increasing our 2016 earnings guidance to a range of $3.30 to $3.45 per diluted share, from our previously disclosed range of $3.25 to $3.40 per diluted share. Our expectations for the second half of the year remain unchanged. We strive to be not only a source for our customers, but also a resource. Our ongoing investments in our business are all indirect investments in our customers. We believe that solid execution at every level of the company allows us to provide the highest service levels in our industry and is the key to our success,” said Perez de la Mesa.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 344 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$918,889	$851,855	$1,434,139	$1,302,285
Cost of sales	648,153	603,595	1,020,380	929,224
Gross profit	270,736	248,260	413,759	373,061
Percent	29.5%	29.1%	28.9%	28.6%

Selling and administrative expenses	128,316	119,128	241,809	228,330
Operating income	142,420	129,132	171,950	144,731
Percent	15.5%	15.2%	12.0%	11.1%

Interest and other non-operating expenses, net	4,001	1,900	6,965	3,895
Income before income taxes and equity earnings	138,419	127,232	164,985	140,836
Provision for income taxes	53,209	49,493	63,437	54,785
Equity earnings in unconsolidated investments, net	37	70	62	191
Net income	85,247	77,809	101,610	86,242
Net (income) loss attributable to noncontrolling interest	188	115	196	101
Net income attributable to Pool Corporation	$85,435	$77,924	$101,806	$86,343

Earnings per share:
Basic	$2.03	$1.80	$2.42	$1.99
Diluted	$1.98	$1.75	$2.35	$1.94
Weighted average shares outstanding:
Basic	42,030	43,322	42,128	43,461
Diluted	43,152	44,458	43,230	44,606

Cash dividends declared per common share	$0.31	$0.26	$0.57	$0.48

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2016	2015	$	%

Assets
Current assets:
Cash and cash equivalents	$30,551	$38,944	$(8,393)	(22)%
Receivables, net	119,113	93,709	25,404	27
Receivables pledged under receivables facility	231,899	224,789	7,110	3
Product inventories, net	493,254	473,362	19,892	4
Prepaid expenses and other current assets	13,044	11,226	1,818	16
Deferred income taxes	5,533	3,104	2,429	78
Total current assets	893,394	845,134	48,260	6

Property and equipment, net	85,387	65,151	20,236	31
Goodwill	186,092	172,815	13,277	8
Other intangible assets, net	14,058	11,643	2,415	21
Equity interest investments	1,119	1,328	(209)	(16)
Other assets	15,613	13,841	1,772	13
Total assets	$1,195,663	$1,109,912	$85,751	8%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$265,349	$236,868	$28,481	12%
Accrued expenses and other current liabilities	114,993	80,480	34,513	43
Short-term borrowings and current portion of long-term debt and other long-term liabilities	6,823	3,430	3,393	99
Total current liabilities	387,165	320,778	66,387	21

Deferred income taxes	28,239	23,642	4,597	19
Long-term debt, net	493,783	490,150	3,633	1
Other long-term liabilities	17,875	13,837	4,038	29
Total liabilities	927,062	848,407	78,655	9
Redeemable noncontrolling interest	2,511	2,766	(255)	(9)
Total stockholders’ equity	266,090	258,739	7,351	3
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,195,663	$1,109,912	$85,751	8%
__________________

1.	The allowance for doubtful accounts was $3.3 million at June 30, 2016 and June 30, 2015.

2.	The inventory reserve was $8.6 million at June 30, 2016 and $7.9 million at June 30, 2015.

3.	Net financing costs of $1.3 million were included in Long-term debt at June 30, 2016 and $1.7 million at June 30, 2015 were reclassed from Other assets to Long-term debt upon adoption of ASU 2015-03.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2016	2015	Change
Operating activities
Net income	$101,610	$86,242	$15,368
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	9,743	7,687	2,056
Amortization	735	532	203
Share-based compensation	4,850	4,850	—
Excess tax benefits from share-based compensation	(3,203)	(4,568)	1,365
Equity earnings in unconsolidated investments, net	(62)	(191)	129
Other	2,270	1,339	931
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(187,526)	(177,193)	(10,333)
Product inventories	(14,481)	(7,849)	(6,632)
Prepaid expenses and other assets	(1,729)	4	(1,733)
Accounts payable	15,041	487	14,554
Accrued expenses and other current liabilities	58,995	32,014	26,981
Net cash used in operating activities	(13,757)	(56,646)	42,889

Investing activities
Acquisition of businesses, net of cash acquired	(19,211)	(479)	(18,732)
Purchases of property and equipment, net of sale proceeds	(25,779)	(16,200)	(9,579)
Payments to fund credit agreement	(2,232)	(5,350)	3,118
Collections from credit agreement	2,475	3,407	(932)
Other investments, net	17	59	(42)
Net cash used in investing activities	(44,730)	(18,563)	(26,167)

Financing activities
Proceeds from revolving line of credit	629,351	526,116	103,235
Payments on revolving line of credit	(604,470)	(466,005)	(138,465)
Proceeds from asset-backed financing	145,000	128,400	16,600
Payments on asset-backed financing	(2,800)	(16,000)	13,200
Proceeds from short-term borrowings, long-term debt and other long-term liabilities	12,110	4,110	8,000
Payments on short-term borrowings, long-term debt and other long-term liabilities	(6,987)	(2,209)	(4,778)
Excess tax benefits from share-based compensation	3,203	4,568	(1,365)
Proceeds from stock issued under share-based compensation plans	5,699	8,372	(2,673)
Payments of cash dividends	(23,957)	(20,855)	(3,102)
Purchases of treasury stock	(80,478)	(62,701)	(17,777)
Net cash provided by financing activities	76,671	103,796	(27,125)
Effect of exchange rate changes on cash and cash equivalents	(870)	(4,473)	3,603
Change in cash and cash equivalents	17,314	24,114	(6,800)
Cash and cash equivalents at beginning of period	13,237	14,830	(1,593)
Cash and cash equivalents at end of period	$30,551	$38,944	$(8,393)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2016	2015	2016	2015	2016	2015
Net sales	$902,057	$851,777	$16,832	$78	$918,889	$851,855

Gross profit	265,619	248,262	5,117	(2)	270,736	248,260
Gross margin	29.4%	29.1%	30.4%	(2.6)%	29.5%	29.1%

Operating expenses	125,701	119,087	2,615	41	128,316	119,128
Expenses as a % of net sales	13.9%	14.0%	15.5%	52.6%	14.0%	14.0%

Operating income (loss)	139,918	129,175	2,502	(43)	142,420	129,132
Operating margin	15.5%	15.2%	14.9%	(55.1)%	15.5%	15.2%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2016	2015	2016	2015	2016	2015
Net sales	$1,412,564	$1,301,606	$21,575	$679	$1,434,139	$1,302,285

Gross profit	407,485	372,886	6,274	175	413,759	373,061
Gross margin	28.8%	28.6%	29.1%	25.8%	28.9%	28.6%

Operating expenses	237,604	228,028	4,205	302	241,809	228,330
Expenses as a % of net sales	16.8%	17.5%	19.5%	44.5%	16.9%	17.5%

Operating income (loss)	169,881	144,858	2,069	(127)	171,950	144,731
Operating margin	12.0%	11.1%	9.6%	(18.7)%	12.0%	11.1%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Metro Irrigation Supply Company Ltd.	April 2016	8	April - June 2016
The Melton Corporation	November 2015	2	January - June 2016
Seaboard Industries, Inc.	October 2015	3	January - June 2016
Poolwerx Development LLC	April 2015	1	January - June 2016 and April - June 2015
St. Louis Hardscape Material & Supply, LLC	December 2014	1	January - March 2016 and January - March 2015

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first six months of 2016.

December 31, 2015	336
Acquired locations	8
New locations	2
Consolidated locations	(2)
June 30, 2016	344

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2016	2015	2016	2015
Net income	$85,247	$77,809	$101,610	$86,242
Add:
Interest and other non-operating expenses (1)	4,001	1,900	6,965	3,895
Provision for income taxes	53,209	49,493	63,437	54,785
Share-based compensation	2,570	2,679	4,850	4,850
Equity earnings in unconsolidated investments	(37)	(70)	(62)	(191)
Depreciation	5,007	3,976	9,743	7,687
Amortization (2)	262	97	378	218
Adjusted EBITDA	$150,259	$135,884	$186,921	$157,486

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $134 and $157 for the three months ended June 30, 2016 and June 30, 2015, respectively, and $357 and $314 for the six months ended June 30, 2016 and June 30, 2015, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2016	2015	2016	2015
Adjusted EBITDA	$150,259	$135,884	$186,921	$157,486
Add:
Interest and other non-operating expenses, net of interest income	(3,867)	(1,743)	(6,608)	(3,581)
Provision for income taxes	(53,209)	(49,493)	(63,437)	(54,785)
Excess tax benefits from share-based compensation	(423)	(830)	(3,203)	(4,568)
Other	(64)	(768)	2,270	1,339
Change in operating assets and liabilities	(66,700)	(82,043)	(129,700)	(152,537)
Net cash provided by (used in) operating activities	$25,996	$1,007	$(13,757)	$(56,646)